Exhibit (a)(1)(c)

MICROTUNE, INC.

OFFER TO AMEND CERTAIN OPTIONS

ELECTION FORM

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including: (1) the Offer to Amend Certain Options (the “Offering Memorandum”); (2) the e-mail from Jeffrey A. Kupp, dated November 2, 2007; (3) this Election Form; and (4) the Withdrawal Form. The Offer is subject to the terms of these documents as they may be amended.

The Offer provides eligible employees who hold eligible stock options (“Eligible Options”) the opportunity to amend certain outstanding Eligible Options and, in the case of amended stock options with an exercise price equal to or less than $5.00, receive one or more cash payment(s), as described in Section 2 of the Offering Memorandum. This Offer expires at 5:00 p.m., Central Time, on December 3, 2007, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this Offer, you must accept the Offer with respect to all of the option shares subject to any outstanding Eligible Option that you choose to amend although you do not have to accept the Offer with respect to all of your outstanding Eligible Options. An Eligible Option is one stock option grant. “Eligible Options” refers to more than one stock option grant. Option shares are the option shares subject to a particular Eligible Option. Vesting of any amended stock options on any date is subject to your continued employment with Microtune through each relevant vesting date.

BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking the box below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached.

You may withdraw this election as to some or all of your outstanding Eligible Options (but not some or all option shares subject to a given Eligible Option grant) by submitting a properly completed and signed Withdrawal Form prior to the Expiration Time which will be 5:00 p.m., Central Time, December 3, 2007 unless extended.

Please check the appropriate box:

☐	Yes, I wish to participate in the Offer as to ALL of my Eligible Options listed on the Addendum issued to me.

OR

☐	Yes, I wish to participate in the Offer as to my Eligible Options listed below (please list):

Option Number	Grant Date

OR

☐	No, I do NOT wish to participate in the Offer as to any of my Eligible Options.

If you elect Yes, all of the applicable stock options will be irrevocably amended on the last date on which this Offer remains open for acceptance, which is expected to be December 3, 2007.

Employee Signature

Employee Name (Please print)	Corporate E-mail Address	Date and Time

RETURN TO JUSTIN M. CHAPMAN NO LATER THAN 5:00 P.M., CENTRAL TIME, ON DECEMBER 3, 2007

BY FAX (972) 673-1695, BY E-MAIL TO JUSTIN.CHAPMAN@MICROTUNE.COM,

OR BY HAND DELIVERY

MICROTUNE, INC.

OFFER TO AMEND CERTAIN OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.

A properly completed and signed original of this Election Form (or a facsimile of it) must be received by Justin M. Chapman either via hand delivery at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, attention: Justin M. Chapman, or via e-mail to justin.chapman@microtune.com, or via facsimile (fax number: (972) 673-1695), on or before 5:00 p.m., Central Time, on December 3, 2007 (referred to as the Expiration Time).

The delivery of all required documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by Justin M. Chapman. You may hand deliver your Election Form to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, or send it via e-mail to justin.chapman@microtune.com, or you may fax it to Justin M. Chapman at (972) 673-1695. In all cases, you should allow sufficient time to ensure timely delivery. Microtune intends to confirm the receipt of your Election Form by e-mail within three U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Election Form has been received by December 3, 2007. Only responses that are complete, signed and actually received by Justin M. Chapman by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Justin M. Chapman’s receipt of your Election Form is not by itself an acceptance of your election to amend your stock options. For purposes of the Offer, we will be deemed to have accepted elections to amend Eligible Options with respect to which valid elections have been made and not properly withdrawn as of when we give oral or written notice to the stock option holders generally of our acceptance of elections to amend such stock options, which notice may be made by press release, e-mail or other method of communication.

Microtune will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail confirmation of receipt of this Election Form, by signing this Election Form, you waive any right to receive any notice of the receipt of the election with respect to your stock options, except as provided for in the Offering Memorandum. Any confirmation of receipt sent to you will merely be a notification that Justin M. Chapman has received your Election Form and does not mean that your stock options have been amended. Your stock options will be amended as of the day the Offer expires, which is scheduled to be December 3, 2007.

2. Withdrawal.

If you have previously elected to accept this Offer with respect to your stock options, you may withdraw that election with respect to some or all of the stock options with respect to which you have chosen to accept this Offer at any time before the Expiration Time, which is expected to be 5:00 p.m., Central Time, on December 3, 2007. If we extend the Offer, you may withdraw your election to amend your stock options at any time until the extended Expiration Time.

In addition, although we intend to accept all elections to amend stock options with respect to which valid elections have been made shortly after the expiration of this Offer, if we have not accepted your election to amend your stock options by 9:00 p.m., Central Time, on January 2, 2008, you may withdraw your election to amend your stock options at any time thereafter.

To validly withdraw your election to amend some or all of the stock options with respect to which you have previously chosen to accept this offer, you must deliver to Justin M. Chapman either via facsimile at (972) 673-1695, or via e-mail to justin.chapman@microtune.com, or by hand delivery to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, in accordance with the procedures listed in Section 1 above, a signed and dated Withdrawal Form with the required information, while you still have the right to withdraw your election to amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the Expiration Time. Any election to amend stock options you do not withdraw will remain bound pursuant to your prior Election Form. Justin M. Chapman must receive the properly completed and signed Withdrawal Form before the Expiration Time. The Expiration Time will be 5:00 p.m., Central Time, on December 3, 2007, unless we extend the Offer.

3. Elections.

If you choose to accept this Offer with respect to any of your Eligible Option grants, you need not accept this Offer with respect to all of your Eligible Option grants. However, if you choose to accept this Offer with respect to an Eligible Option grant, you must accept this Offer with respect to all of the shares subject to that particular Eligible Option grant. If you have exercised a portion of an Eligible Option grant, your election will apply to the portion that remains outstanding and unexercised. If an Eligible Option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), you may only accept the Offer with respect to the portion you beneficially own; such election must be with respect to all option shares beneficially owned by you.

4. Signatures on this Election Form.

If this Election Form is signed by the holder of the stock options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the stock options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Microtune of the authority of that person to act in that capacity must be submitted with this Election Form.

5. Other Information on This Election Form.

In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.

6. Requests For Assistance or Additional Copies.

We strongly recommend that you consult with your own personal tax advisor to determine the tax consequences to you of electing or declining to participate in the Offer.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend Certain Options should be directed to Justin M. Chapman at:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

Copies of the Offer documents will be furnished promptly at Microtune’s expense.

7. Irregularities.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections to amend stock options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all elections to amend stock options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election to amend any particular stock options or for any particular stock option holder, provided that if we grant any such waiver, it will be granted with respect to all stock option holders and stock options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Important: The Election Form (or a facsimile copy of it) together with all other required documents must be received by Justin M. Chapman, on or before the Expiration Time.

8. Additional Documents to Read.

You should be sure to read the Offering Memorandum, all documents referenced therein, and the e-mail from Jeffrey A. Kupp, dated November 2, 2007, before deciding to participate in the Offer.

9. Important Tax Information.

You should refer to Section 13 of the Offering Memorandum, which contains important U.S. federal income tax information. We also recommend that you consult with your own personal tax advisor regarding Section 409A before deciding whether or not to participate in this Offer.